Exhibit 21- Subsidiaries of the Company as of March 8, 2004

Parent Level:	R.H. Donnelley Corporation (formerly known as The Dun & Bradstreet Corporation), a Delaware corporation; publicly traded on NYSE as “RHD”

Tier 1 Subsidiary:	R.H. Donnelley Inc. (formerly known as The Reuben H. Donnelley Corporation), a Delaware corporation wholly owned by R.H. Donnelley Corporation

Tier 2 Subsidiaries:
Get Digital Smart.com Inc.*
R.H. Donnelley APIL, Inc*
R.H. Donnelley Publishing & Advertising, Inc.**

*	Delaware corporations. Get Digital Smart is presently inactive.

**	Kansas corporation formerly known as Sprint Publishing & Advertising, Inc., which now does business as R.H. Donnelley Publishing & Advertising and Sprint Yellow Pages®.